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                                EXHIBIT (24.2)

             Consent of independent certified public accountants
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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the 1995 Stock Option Plan, Contracted Options and Stock Issuances to Key Executives and Option Agreements with Directors of Viragen, Inc., and to the incorporation by reference therein of our report dated October 7, 1994, with respect to the consolidated financial statements of Viragen, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 1994, filed with the Securities and Exchange Commission.



June 6, 1995
Miami, Florida                                              Ernst & Young LLP